The Royce Fund
Royce Financial Services Fund

At a Special Meeting of Shareholders held on April 9, 2007, the Fund's shareholders approved the following:
Proposal	For	Against	Abstain
1. Approve a change in the Fund's fundamental investment restriction to:
(a) eliminate the Fund's fundamental investment restriction limiting its investment in the securities of foreign issuers.	352,032	12,149	3,821

The Royce Fund

At a Special Meeting of Shareholders held on April 9, 2007 and adjourned to May 2, 2007, the Fund's shareholders approved the following:

Royce Micro-Cap Fund
Proposal		For	Against	Abstain
1. Approve a change in the Fund's fundamental investment restrictions to:
(a)	eliminate the Fund's fundamental investment restriction limiting its investment in the securities of foreign issuers;	22,431,354	2,807,269	1,618,042
(b)	eliminate the Fund's fundamental investment restriction prohibiting its investment in restricted securities; and	21,787,615	3,309,190	1,759,858
(c)	eliminate the Fund's fundamental investment restriction prohibiting its investment in the securities of other investment companies.	22,071,939	3,087,558	1,697,170

Royce Heritage Fund
Proposal		For	Against	Abstain
1. Approve a change in the Fund's fundamental investment restrictions to:
(a)	eliminate the Fund's fundamental investment restriction limiting its investment in the securities of foreign issuers;	3,663,777	247,159	272,800
(b)	eliminate the Fund's fundamental investment restriction prohibiting its investment in restricted securities; and	3,497,590	339,725	293,151
(c)	eliminate the Fund's fundamental investment restriction prohibiting its investment in the securities of other investment companies.	3,477,720	352,879	299,869